Filed pursuant to Rule 433

Registration Statement No. 333-140947

January 8, 2008

Relating to Preliminary Prospectus Supplement

dated January 8, 2008

Final Pricing Details

Issuer:	Republic of Colombia (“Colombia”)
Transaction:	Re-opening of 7.375% Notes due 2017 (“2017 Notes”) Re-opening of 7 3/8% Bonds due 2037 (“2037 Bonds”)
Format:	SEC Registered
Issue currency:	U.S. dollars
Ratings:	Ba2/BBB-/BB+
Pricing Date:	January 8, 2008
Settlement Date:	January 15, 2008
Denominations:	U.S. $100,000 and integral multiples of $1,000 in excess thereof
Day Count:	30/360
Listing:	Luxembourg Stock Exchange Euro MTF Market
Optional Redemption:	None
Bookrunners:	Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Preliminary Prospectus Supplement:	http://www.sec.gov/Archives/edgar/data/917142/000119312508002808/d424b3.htm

2017 Notes
Issue size:	U.S. $650,000,000 (brings total size to U.S.$1,650,000,000)
Maturity date:	January 27, 2017
Coupon:	7.375%
Interest Payment Dates:	January 27 and July 27, commencing January 27, 2008
Pricing Benchmark:	4.25% due Nov 15, 2017
UST Spot / Yield:	103-28+ / 3.773%
Spread to Benchmark:	+222 bps
Yield to Maturity:	5.997%
Re-offer price:	109.5%, plus accrued interest from July 27, 2007
Net Proceeds (before expenses) to Colombia:	U.S. $709,800,000 (excluding accrued interest)
Accrued Interest:	U.S.$22,370,833.33
CUSIP/ISIN/Common Code:	195325BJ3 / US195325BJ38 / 026291593
Billing and Delivering:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

2037 Bonds
Issue size:	U.S. $350,000,000 (brings total size to U.S.$1,818,400,000)
Maturity date:	September 18, 2037
Coupon:	7.375%
Interest Payment Dates:	March 18 and September 18, commencing March 18, 2008
Pricing Benchmark:	4.75% due 2/2037
UST Spot / Yield:	107-7 / 4.312%
Spread to Benchmark:	+229 bps
Yield to Maturity:	6.601%
Re-offer price:	110.0%, plus accrued interest from September 18, 2007
Net Proceeds (before expenses) to Colombia:	U.S. $383,600,000 (excluding accrued interest)
Accrued Interest:	U.S. $8,389,062.50
CUSIP/ISIN/Common Code:	195325BK0 / US195325BK01 / 026779405
Billing and Delivering:	Credit Suisse Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at toll-free 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

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